              PRICING SUPPLEMENT NO. K0084 DATED DECEMBER 13, 2002
(TO PROSPECTUS SUPPLEMENT DATED MARCH 1, 2001 AND PROSPECTUS DATED FEBRUARY 23,
                                     2001)
                RULE 424(b)(2)               FILE NO. 333-55650
                          $25,000,000 PRINCIPAL AMOUNT

                       SALOMON SMITH BARNEY HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES K
                        (REGISTERED NOTES -- FIXED RATE)

  PRINCIPAL-PROTECTED NOTES LINKED TO THE DOW JONES EURO STOXX 50 INDEX(R) DUE
                                      2007

- The notes will mature on December 20, 2007, and will bear interest at the rate of 1.50% per annum, payable on March 20, June 20, September 20 and December 20 of each year, beginning March 20, 2003. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

- At maturity you will receive, for each $1,000 principal amount of notes, $1,000 plus an index return amount. The index return amount is based on the sum of the monthly returns of the Dow Jones EURO STOXX 50 Index during the term of the notes, subject to a monthly appreciation cap of 4.5%, but will not be less than zero.

- The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

- The notes have been approved for listing on the American Stock Exchange under the symbol "SKB.A".

INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE PS-13.

"Dow Jones EURO STOXX 50 Index(R)" is a trademark of Dow Jones & Company, Inc. and "STOXX(R)" is a trademark of STOXX Ltd. These marks have been licensed for use by Salomon Smith Barney Holdings Inc. The notes have not been passed on by STOXX Ltd. or Dow Jones as to their legality or suitability. The notes are not issued, endorsed, sold or promoted by STOXX Ltd. or Dow Jones and neither STOXX Ltd. nor Dow Jones makes any warranties or bears any liability with respect to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

-----------------------------------------------------------------------------------------------------
                                                                              PROCEEDS TO SALOMON
                                             PRICE TO         AGENT'S      SMITH BARNEY HOLDINGS INC.
                                            PUBLIC(1)        DISCOUNT         (BEFORE EXPENSES)(1)
                                          --------------    -----------    --------------------------
Per Note................................  $     1,000.00    $     30.00          $       970.00
Total...................................  $25,000,000.00    $750,000.00          $24,250,000.00
-----------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from December 20, 2002 to the date of delivery.

The notes are being offered through Salomon Smith Barney Inc., as principal.

                              SALOMON SMITH BARNEY

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Principal-Protected Notes Linked to the Dow Jones EURO STOXX 50 Index. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to fully understand the terms of the notes, certain information regarding how the Dow Jones EURO STOXX 50 Index is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section in this pricing supplement entitled "Risk Factors Relating to the Notes", which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth in this summary is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

WHAT ARE THE NOTES?

     The notes are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The notes mature on December 20, 2007 and do not provide for earlier redemption by you or by us.

     You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. You should refer to the section "Description of the Notes -- Book-Entry System" in the prospectus supplement and the section "Book-Entry Procedures and Settlement" in the prospectus.

     Although the notes are expected to be "buy and hold" investments, they will be listed on a major exchange.

     Please refer to the sub-heading "What are the U.S. Federal Income Tax Consequences of Investing in the Notes?" in this summary, the section "Certain United States Federal Income Tax Considerations" in this pricing supplement and the section "United States Federal Income Tax Considerations" in the prospectus supplement for a description of the United States tax consequences of investing in the notes.

WHAT DOES "PRINCIPAL PROTECTED" MEAN?

     "Principal Protected" means that your principal investment in the notes is not at risk in the event of a decline in the Dow Jones EURO STOXX 50 Index.

WILL I RECEIVE INTEREST ON THE NOTES?

     The notes will bear interest at the rate of 1.50% per annum. We will pay interest in cash quarterly on each March 20, June 20, September 20 and December 20, commencing on March 20, 2003.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     At maturity, you will receive for each $1,000 principal amount of notes a payment equal to the sum of $1,000 and an index return amount. The index return amount is based on the sum of the monthly returns of the Dow Jones EURO STOXX 50 Index during the term of the notes, with each such monthly return subject to a cap of 4.5%, but will not be less than zero.

HOW WILL THE INDEX RETURN AMOUNT BE CALCULATED?

     The index return amount will equal the product of:

                             $1,000 * Index Return

     The index return, which is presented in this pricing supplement as a percentage and which will not be less than zero, will equal the sum of the periodic capped returns for each reset period.

     The periodic capped return for any reset period (including the reset period ending at maturity) will equal the following fraction:

                           Ending Value - Start Value
                         -----------------------------
                                 Starting Value

provided that the periodic capped return for any reset period will not in any circumstances be greater than 4.5%.

     Reset dates occur on the 13th day of each month, or the next succeeding index business day, commencing January 13, 2003 and ending on December 13, 2007. We refer to the period between any two consecutive reset dates as a reset period.

     The starting value for the initial reset period will be 2,429.42, the closing value of the Dow Jones EURO STOXX 50 Index on December 13, 2002, the date the notes were priced for initial sale to the public. The starting value for each subsequent reset period will equal the ending value with respect to the immediately preceding reset period.

     The ending value for any reset period means the closing value of the Dow Jones EURO STOXX 50 Index on the reset date at the end of the period or, if that reset date is not an index business day, the closing value on the immediately following index business day.

     If the ending value for any reset date is less than the starting value used for the computation of the periodic capped return for such reset date, then the periodic capped return for such reset date will be negative. However, the index return at maturity will not be less than zero (thus ensuring that the payment you receive on the maturity date will not be less than the amount of your original investment in the notes), nor can it be more than 270% (a maximum value that represents an increase of the Dow Jones EURO STOXX 50 Index of at least 4.5% during each reset period).

     If no closing value of the Dow Jones EURO STOXX 50 Index is available on any index business day because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the ending value will be the arithmetic mean, as determined by the calculation agent, of the value of the Dow Jones EURO STOXX 50 Index obtained from as many dealers in equity securities (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the ending value of the Dow Jones EURO STOXX 50 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring.

     For more specific information about the "periodic capped return" and the "index return," please see "Description of the Notes -- Index Return Amount" in this pricing supplement.

     The amount payable to you at maturity is dependent upon the performance of the Dow Jones EURO STOXX 50 Index during each of the reset periods, provided, however, that the payment you receive at maturity will not be less than the amount of your original investment in the notes. The notes provide less opportunity for appreciation than a direct investment in the Dow Jones EURO STOXX 50 Index because the periodic cap will operate to limit the portion of any appreciation in the value of the Dow Jones EURO STOXX 50 Index in which you will share to the first 4.5% of any increase in the value of the Dow Jones EURO STOXX 50 Index in any reset period, but not limit your exposure to any depreciation in the value of the Dow Jones EURO STOXX 50 Index in any given reset period. Because the index return is the sum of the periodic capped returns for each reset period over the term of the notes, any negative period capped return will reduce the index return. Furthermore, because the index return will equal the sum of the periodic capped returns for each reset period, your return on the notes may be significantly less than it would be if the index return were calculated based on a compounded value of the periodic capped returns for each reset period, and the maximum possible return on the notes will be less than it would be if the index return were calculated based on such a compounded value. Nevertheless, the payment to you at maturity will be at least equal to the amount of your initial investment in the notes.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     The index return is dependent on the closing value of the Dow Jones EURO STOXX 50 Index on each reset date. Because the value of the Dow Jones EURO STOXX 50 Index may be subject to significant variations over the term of the notes, it is not possible to present a chart or table illustrating a complete range of possible payments on the maturity date. The examples of hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the value of the Dow Jones EURO STOXX 50 Index on the amount payable on the notes on the maturity date. All of the hypothetical examples assume that the investment in the notes is $1,000, that the initial starting value of the Dow Jones EURO STOXX 50 Index is 2,429.42, that the periodic capped return cannot exceed 4.5%, that the index return cannot be less than zero, that the reset date is on the 13th day of each month, commencing January 13, 2003, and that the maturity date is December 20, 2007. The Dow Jones EURO STOXX 50 Index values illustrated in each of the examples have been rounded to the nearest whole number.

EXAMPLE 1:THE VALUE OF THE DOW JONES EURO STOXX 50 INDEX AT MATURITY IS GREATER
          THAN ITS VALUE AT ISSUANCE AND THE DOW JONES EURO STOXX 50 INDEX APPRECIATED BY 3% (AN AMOUNT LESS THAN THE 4.5% PERIODIC APPRECIATION
          CAP) DURING EACH PERIOD THROUGHOUT THE TERM OF THE NOTES:

                                             2003             2004             2005             2006              2007
                                        --------------   --------------   --------------   ---------------   --------------
                                        INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX    CAPPED   INDEX   CAPPED
                                        VALUE   RETURN   VALUE   RETURN   VALUE   RETURN   VALUE    RETURN   VALUE   RETURN
                                        -----   ------   -----   ------   -----   ------   ------   ------   -----   ------
January...............................  2,502    3.00%   3,568    3.00%   5,087    3.00%    7,252    3.00%   10,340   3.00%
February..............................  2,577    3.00%   3,675    3.00%   5,239    3.00%    7,470    3.00%   10,650   3.00%
March.................................  2,655    3.00%   3,785    3.00%   5,396    3.00%    7,694    3.00%   10,970   3.00%
April.................................  2,734    3.00%   3,899    3.00%   5,558    3.00%    7,925    3.00%   11,299   3.00%
May...................................  2,816    3.00%   4,015    3.00%   5,725    3.00%    8,163    3.00%   11,638   3.00%
June..................................  2,901    3.00%   4,136    3.00%   5,897    3.00%    8,407    3.00%   11,987   3.00%
July..................................  2,988    3.00%   4,260    3.00%   6,074    3.00%    8,660    3.00%   12,347   3.00%
August................................  3,078    3.00%   4,388    3.00%   6,256    3.00%    8,919    3.00%   12,717   3.00%
September.............................  3,170    3.00%   4,519    3.00%   6,444    3.00%    9,187    3.00%   13,099   3.00%
October...............................  3,265    3.00%   4,655    3.00%   6,637    3.00%    9,463    3.00%   13,492   3.00%
November..............................  3,363    3.00%   4,795    3.00%   6,836    3.00%    9,747    3.00%   13,896   3.00%
December..............................  3,464    3.00%   4,939    3.00%   7,041    3.00%   10,039    3.00%   14,313   3.00%

INDEX RETURN = 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 +
0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 +
0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 +
0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 +
0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 +
0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 + 0.03 = 1.80 OR 180.00%.

INDEX RETURN AMOUNT = $1,000 X 1.80 = $1,800.00

PAYMENT AT MATURITY = $1,000.00 + $1,800.00 = $2,800.00 PER NOTE.

EXAMPLE 2:THE VALUE OF THE DOW JONES EURO STOXX 50 INDEX AT MATURITY IS GREATER
          THAN ITS VALUE AT ISSUANCE AND THE DOW JONES EURO STOXX 50 INDEX APPRECIATED BY 4.5% (AN AMOUNT EQUAL TO THE 4.5% PERIODIC APPRECIATION
          CAP) DURING EACH PERIOD THROUGHOUT THE TERM OF THE NOTES:

                                           2003             2004             2005              2006              2007
                                      --------------   --------------   ---------------   ---------------   ---------------
                                      INDEX   CAPPED   INDEX   CAPPED   INDEX    CAPPED   INDEX    CAPPED   INDEX    CAPPED
                                      VALUE   RETURN   VALUE   RETURN   VALUE    RETURN   VALUE    RETURN   VALUE    RETURN
                                      -----   ------   -----   ------   ------   ------   ------   ------   ------   ------
January.............................  2,539   4.50%    4,305   4.50%     7,301   4.50%    12,382   4.50%    20,999   4.50%
February............................  2,653   4.50%    4,499   4.50%     7,630   4.50%    12,940   4.50%    21,944   4.50%
March...............................  2,772   4.50%    4,702   4.50%     7,973   4.50%    13,522   4.50%    22,932   4.50%
April...............................  2,897   4.50%    4,913   4.50%     8,332   4.50%    14,130   4.50%    23,963   4.50%
May.................................  3,027   4.50%    5,134   4.50%     8,707   4.50%    14,766   4.50%    25,042   4.50%
June................................  3,164   4.50%    5,365   4.50%     9,099   4.50%    15,431   4.50%    26,169   4.50%
July................................  3,306   4.50%    5,607   4.50%     9,508   4.50%    16,125   4.50%    27,346   4.50%
August..............................  3,455   4.50%    5,859   4.50%     9,936   4.50%    16,851   4.50%    28,577   4.50%
September...........................  3,610   4.50%    6,123   4.50%    10,383   4.50%    17,609   4.50%    29,863   4.50%
October.............................  3,773   4.50%    6,398   4.50%    10,851   4.50%    18,401   4.50%    31,207   4.50%
November............................  3,943   4.50%    6,686   4.50%    11,339   4.50%    19,230   4.50%    32,611   4.50%
December............................  4,120   4.50%    6,987   4.50%    11,849   4.50%    20,095   4.50%    34,078   4.50%

INDEX RETURN = 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 = 2.70 OR 270.00%.

THIS IS THE MAXIMUM POSSIBLE INDEX RETURN.

INDEX RETURN AMOUNT = $1,000 X 2.70 = $2,700.00

BECAUSE THE PERIODIC CAPPED RETURN FOR ANY RESET PERIOD WILL NOT IN ANY CIRCUMSTANCES BE GREATER THAN 4.5%, $2,700 IS THE MAXIMUM POSSIBLE INDEX RETURN AMOUNT.

PAYMENT AT MATURITY = $1,000.00 + $2,700.00 = $3,700.00 PER NOTE.

THIS IS THE MAXIMUM POSSIBLE PAYMENT AT MATURITY.

EXAMPLE 3:THE VALUE OF THE DOW JONES EURO STOXX 50 INDEX AT MATURITY IS GREATER
          THAN ITS VALUE AT ISSUANCE AND THE DOW JONES EURO STOXX 50 INDEX APPRECIATED BY 7% (AN AMOUNT GREATER THAN THE 4.5% PERIODIC APPRECIATION CAP) DURING EACH PERIOD THROUGHOUT THE TERM OF THE NOTES:

                                          2003             2004              2005              2006               2007
                                     --------------   ---------------   ---------------   ---------------   ----------------
                                     INDEX   CAPPED   INDEX    CAPPED   INDEX    CAPPED   INDEX    CAPPED    INDEX    CAPPED
                                     VALUE   RETURN   VALUE    RETURN   VALUE    RETURN   VALUE    RETURN    VALUE    RETURN
                                     -----   ------   ------   ------   ------   ------   ------   ------   -------   ------
January............................  2,599   4.50%     5,855   4.50%    13,186   4.50%    29,696   4.50%     66,882   4.50%
February...........................  2,781   4.50%     6,264   4.50%    14,108   4.50%    31,775   4.50%     71,563   4.50%
March..............................  2,976   4.50%     6,703   4.50%    15,096   4.50%    33,999   4.50%     76,573   4.50%
April..............................  3,184   4.50%     7,172   4.50%    16,153   4.50%    36,379   4.50%     81,933   4.50%
May................................  3,407   4.50%     7,674   4.50%    17,284   4.50%    38,926   4.50%     87,668   4.50%
June...............................  3,646   4.50%     8,211   4.50%    18,493   4.50%    41,651   4.50%     93,805   4.50%
July...............................  3,901   4.50%     8,786   4.50%    19,788   4.50%    44,566   4.50%    100,371   4.50%
August.............................  4,174   4.50%     9,401   4.50%    21,173   4.50%    47,686   4.50%    107,397   4.50%
September..........................  4,466   4.50%    10,059   4.50%    22,655   4.50%    51,024   4.50%    114,915   4.50%
October............................  4,779   4.50%    10,763   4.50%    24,241   4.50%    54,595   4.50%    122,959   4.50%
November...........................  5,114   4.50%    11,517   4.50%    25,938   4.50%    58,417   4.50%    131,567   4.50%
December...........................  5,472   4.50%    12,323   4.50%    27,754   4.50%    62,506   4.50%    140,776   4.50%

---------------

* Actual return on the Dow Jones EURO STOXX 50 Index during each reset period is 7%, but because of the 4.5% periodic appreciation cap, the periodic capped return would be 4.5%.

INDEX RETURN = 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 + 0.045 +
0.045 + 0.045 = 2.70 OR 270.00%.

THIS IS THE MAXIMUM POSSIBLE INDEX RETURN.

INDEX RETURN AMOUNT = $1,000 X 2.70 = $2,700.00

BECAUSE THE PERIODIC CAPPED RETURN FOR ANY RESET PERIOD WILL NOT IN ANY CIRCUMSTANCES BE GREATER THAN 4.5%, $2,700 IS THE MAXIMUM POSSIBLE INDEX RETURN AMOUNT.

PAYMENT AT MATURITY = $1,000.00 + $2,700.00 = $3,700.00 PER NOTE. THIS IS THE MAXIMUM POSSIBLE PAYMENT AT MATURITY.

EXAMPLE 4:THE VALUE OF THE DOW JONES EURO STOXX 50 INDEX AT MATURITY IS LESS
          THAN ITS VALUE AT ISSUANCE AND THE DOW JONES EURO STOXX 50 INDEX DECLINED BY 1% DURING EACH PERIOD THROUGHOUT THE TERM OF THE NOTES:

                                              2003             2004             2005             2006             2007
                                         --------------   --------------   --------------   --------------   --------------
                                         INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                                         VALUE   RETURN   VALUE   RETURN   VALUE   RETURN   VALUE   RETURN   VALUE   RETURN
                                         -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January................................  2,405   -1.00%   2,132   -1.00%   1,890   -1.00%   1,675   -1.00%   1,485   -1.00%
February...............................  2,381   -1.00%   2,111   -1.00%   1,871   -1.00%   1,658   -1.00%   1,470   -1.00%
March..................................  2,357   -1.00%   2,089   -1.00%   1,852   -1.00%   1,642   -1.00%   1,455   -1.00%
April..................................  2,334   -1.00%   2,069   -1.00%   1,834   -1.00%   1,625   -1.00%   1,441   -1.00%
May....................................  2,310   -1.00%   2,048   -1.00%   1,815   -1.00%   1,609   -1.00%   1,426   -1.00%
June...................................  2,287   -1.00%   2,027   -1.00%   1,797   -1.00%   1,593   -1.00%   1,412   -1.00%
July...................................  2,264   -1.00%   2,007   -1.00%   1,779   -1.00%   1,577   -1.00%   1,398   -1.00%
August.................................  2,242   -1.00%   1,987   -1.00%   1,761   -1.00%   1,561   -1.00%   1,384   -1.00%
September..............................  2,219   -1.00%   1,967   -1.00%   1,744   -1.00%   1,546   -1.00%   1,370   -1.00%
October................................  2,197   -1.00%   1,947   -1.00%   1,726   -1.00%   1,530   -1.00%   1,356   -1.00%
November...............................  2,175   -1.00%   1,928   -1.00%   1,709   -1.00%   1,515   -1.00%   1,343   -1.00%
December...............................  2,153   -1.00%   1,909   -1.00%   1,692   -1.00%   1,500   -1.00%   1,329   -1.00%

INDEX RETURN = (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) +
(-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) +
(-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) +
(-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) +
(-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) +
(-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) +
(-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) +
(-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) + (-0.01) = -0.60 OR -60.00% but
the index return cannot be less than zero.

INDEX RETURN AMOUNT = $1,000 X 0.00 = $0.00

PAYMENT AT MATURITY = $1,000.00 + $0.00 = $1,000.00 PER NOTE, THE AMOUNT OF YOUR ORIGINAL INVESTMENT.

EXAMPLE 5:  THE VALUE OF THE DOW JONES EURO STOXX 50 INDEX AT MATURITY IS LESS
            THAN ITS VALUE AT ISSUANCE AND THE VALUE OF THE DOW JONES EURO STOXX 50 INDEX FLUCTUATED DURING THE TERM OF THE NOTES, DECLINING IN ONE HALF OF THE RESET PERIODS AND INCREASING IN THE OTHER HALF OF THE RESET PERIODS, WITH THE MAGNITUDE OF THE INCREASES AND DECLINES BEING EQUAL TO 6%:

                                             2003             2004             2005             2006             2007
                                        --------------   --------------   --------------   --------------   --------------
                                        INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                                        VALUE   RETURN   VALUE   RETURN   VALUE   RETURN   VALUE   RETURN   VALUE   RETURN
                                        -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January...............................  2,575    4.50%   2,378    4.50%   2,328    4.50%   2,278    4.50%   2,229    4.50%
February..............................  2,421   -6.00%   2,236   -6.00%   2,188   -6.00%   2,141   -6.00%   2,095   -6.00%
March.................................  2,566    4.50%   2,370    4.50%   2,319    4.50%   2,270    4.50%   2,221    4.50%
April.................................  2,412   -6.00%   2,228   -6.00%   2,180   -6.00%   2,133   -6.00%   2,088   -6.00%
May...................................  2,557    4.50%   2,361    4.50%   2,311    4.50%   2,261    4.50%   2,213    4.50%
June..................................  2,403   -6.00%   2,220   -6.00%   2,172   -6.00%   2,126   -6.00%   2,080   -6.00%
July..................................  2,547    4.50%   2,353    4.50%   2,303    4.50%   2,253    4.50%   2,205    4.50%
August................................  2,395   -6.00%   2,212   -6.00%   2,164   -6.00%   2,118   -6.00%   2,073   -6.00%
September.............................  2,538    4.50%   2,344    4.50%   2,294    4.50%   2,245    4.50%   2,197    4.50%
October...............................  2,386   -6.00%   2,204   -6.00%   2,157   -6.00%   2,110   -6.00%   2,065   -6.00%
November..............................  2,529    4.50%   2,336    4.50%   2,286    4.50%   2,237    4.50%   2,189    4.50%
December..............................  2,377   -6.00%   2,196   -6.00%   2,149   -6.00%   2,103   -6.00%   2,058   -6.00%

---------------

* Actual appreciation on the Dow Jones EURO STOXX 50 Index during each reset period with positive returns is 6%, but because of the 4.5% periodic appreciation cap these periodic capped returns would be 4.5%.

INDEX RETURN = 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 +
(-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06)
+ 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045
+ (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 +
(-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06)
+ 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045
+ (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 + (-0.06) + 0.045 +
(-0.06) = -0.45 OR -45.00% but the index return cannot be less than zero.

INDEX RETURN AMOUNT = $1,000 X 0.00 = $0.00

PAYMENT AT MATURITY = $1,000.00 + $0.00 = $1,000.00 PER NOTE, THE AMOUNT OF YOUR ORIGINAL INVESTMENT.

EXAMPLE 6:  THE VALUE OF THE DOW JONES EURO STOXX 50 INDEX AT MATURITY IS
            GREATER THAN ITS VALUE AT ISSUANCE AND THE VALUE OF THE DOW JONES EURO STOXX 50 INDEX FLUCTUATED DURING THE TERM OF THE NOTES, DECLINING IN ONE HALF OF THE RESET PERIODS AND INCREASING IN THE OTHER HALF OF THE RESET PERIODS, WITH THE MAGNITUDE OF THE INCREASES BEING SLIGHTLY GREATER THAN THE MAGNITUDE OF THE DECLINES:

                                       2003              2004              2005              2006              2007
                                  ---------------   ---------------   ---------------   ---------------   ---------------
                                  INDEX    CAPPED   INDEX    CAPPED   INDEX    CAPPED   INDEX    CAPPED   INDEX    CAPPED
                                  VALUE    RETURN   VALUE    RETURN   VALUE    RETURN   VALUE    RETURN   VALUE    RETURN
                                  ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
January.........................   2,539    4.50%    2,572    4.50%    2,605    4.50%    2,639    4.50%    2,673    4.50%
February........................   2,435   -4.10%    2,466   -4.10%    2,498   -4.10%    2,531   -4.10%    2,564   -4.10%
March...........................   2,544    4.50%    2,577    4.50%    2,611    4.50%    2,645    4.50%    2,679    4.50%
April...........................   2,440   -4.10%    2,472   -4.10%    2,504   -4.10%    2,536   -4.10%    2,569   -4.10%
May.............................   2,550    4.50%    2,583    4.50%    2,616    4.50%    2,650    4.50%    2,685    4.50%
June............................   2,445   -4.10%    2,477   -4.10%    2,509   -4.10%    2,542   -4.10%    2,575   -4.10%
July............................   2,555    4.50%    2,588    4.50%    2,622    4.50%    2,656    4.50%    2,691    4.50%
August..........................   2,450   -4.10%    2,482   -4.10%    2,515   -4.10%    2,547   -4.10%    2,580   -4.10%
September.......................   2,561    4.50%    2,594    4.50%    2,628    4.50%    2,662    4.50%    2,696    4.50%
October.........................   2,456   -4.10%    2,488   -4.10%    2,520   -4.10%    2,553   -4.10%    2,586   -4.10%
November........................   2,566    4.50%    2,600    4.50%    2,633    4.50%    2,668    4.50%    2,702    4.50%
December........................   2,461   -4.10%    2,493   -4.10%    2,525   -4.10%    2,558   -4.10%    2,591   -4.10%

INDEX RETURN = 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 +
(-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 +
(-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 +
(-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 +
(-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 +
(-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 +
(-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) + 0.045 +
(-0.041) + 0.045 + (-0.041) + 0.045 + (-0.041) = 0.12 OR 12.00%.

INDEX RETURN AMOUNT = $1,000 X 0.12 = $120.00

PAYMENT AT MATURITY = $1,000.00 + $120.00 = $1,120.00 PER NOTE.

WHAT IS THE DOW JONES EURO STOXX 50 INDEX AND WHAT DOES IT MEASURE?

     STOXX Ltd. ("STOXX"), a joint venture between Deutsche Borse AG, Dow Jones & Company ("Dow Jones") and the SWX Swiss Exchange, constructed the Dow Jones EURO STOXX 50 Index and designed it to measure the stock market performance of highly-capitalized companies of countries that were expected to participate in the European Economic and Monetary Union (the "EMU"). Publication of the Dow Jones EURO STOXX 50 Index began on February 26, 1998, based on an initial value of 1,000 on December 31, 1991. The Dow Jones EURO STOXX 50 Index represents the performance of 50 companies that are market sector leaders in Belgium, Finland, France, Germany, Italy, The Netherlands and Spain.

     STOXX selects the companies included in the calculation of the Dow Jones EURO STOXX 50 Index. The companies that are included in the Dow Jones EURO STOXX 50 Index are representative of the broad market in the EMU and of a wide array of European industries including the following: automobile; food and beverage; banking; industrial; chemical; insurance conglomerates; media; consumer goods; pharmaceutical; retail; construction; technology; energy; telecommunications; financial services and utility. The Supervisory Board of STOXX is responsible for adding and deleting companies from the Dow Jones EURO STOXX 50 Index. STOXX reviews the Dow Jones EURO STOXX 50 Index annually, and accordingly, will add or delete stocks pursuant to its review procedures. See Appendix A to this pricing supplement for a list of the stocks comprising the Dow Jones EURO STOXX 50 Index as of December 13, 2002.

     The Dow Jones EURO STOXX 50 Index is a capitalization-weighted index. The number of shares outstanding in each class of stock and the share price are used to determine each component company's market capitalization. No company is permitted to comprise more than 10% of the value of the index. If any company exceeds 10% of the value of the index, STOXX will cap that company's representation in the index at 10% and adjust the relative representation of the remaining component stocks so that they represent 90% of the value of the index. In order to avoid distortions, changes in the index for dividends, stock splits, rights offerings, spin-offs, repurchases and the like are made on a quarterly basis, unless the number of outstanding shares of a component company changes by more than 10%, in which case the adjustment is made immediately.

     According to STOXX, as of September 30, 2002, the market capitalization of the 50 companies included in the Dow Jones EURO STOXX 50 Index ranged from a high of $93.10 billion to a low of $2.70 billion. The ten companies with the highest weighting in the Dow Jones EURO STOXX 50 Index represented 44.64% of the index, while the ten companies with the smallest weighting represented 6.62% of the index. As of September 30, 2002, the seven countries that are represented in the index account for the following approximate percentages: (1) Belgium, 1.52%;
(2) Finland, 6.00%; (3) France, 32.30%; (4) Germany, 20.49%; (5) Italy, 11.10%;
(6) The Netherlands, 18.80%; and (7) Spain, 9.78%.

     Please note that an investment in the notes does not entitle you to any ownership or other interest in the stocks of the companies included in the Dow Jones EURO STOXX 50 Index.

HOW HAS THE DOW JONES EURO STOXX 50 INDEX PERFORMED HISTORICALLY?

     We have provided a table showing the indicative closing values of the Dow Jones EURO STOXX 50 Index on the last index business day of each month from January 1997 to February 1998 and historical closing values of the Dow Jones EURO STOXX 50 Index on the last index business day of each month from March 1998 to November 2002, a table showing the indicative closing values of the Dow Jones EURO STOXX 50 Index on the last index business day of December from 1991 through 1997 and historical closing values on the last index business day of December from 1998 to 2001, and a graph showing the indicative closing values of the Dow Jones EURO STOXX 50 Index on the last index business day of each month from December 1991 through February 1998 and historical closing values of the Dow Jones EURO STOXX 50 Index on the last index business day of each month from March 1998 to November 2002. You can find these tables and the graph in the section "Description of the Dow Jones EURO STOXX 50 Index" in this pricing supplement. We have provided this indicative and historical information to help you evaluate the behavior of the Dow Jones EURO STOXX 50 Index in various economic environments; however, indicative and historical performance is not necessarily representative of how the Dow Jones EURO STOXX 50 Index will perform in the future. You should refer to the section "Risk Factors Relating to the Notes -- The historical performance of the Dow Jones EURO STOXX 50 Index is not an indication of the future performance of the Dow Jones EURO STOXX 50 Index" in this pricing supplement.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES?

     Because the notes are contingent payment debt obligations of Salomon Smith Barney Holdings, United States holders of a note will be required to include original issue discount ("OID") for United States federal income tax purposes in gross income on a constant yield basis over the term of the note. This tax OID will be includible in a United States holder's gross income (as ordinary income) over the term of the note prior to receiving payment on the note at maturity. The amount of the tax OID is calculated based in part on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a United States holder will have recognized taxable income in periods prior to maturity that exceeds that holder's economic income from holding the note during such periods (with an offsetting ordinary loss). If a United States holder disposes of the note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax Considerations" in this pricing supplement and "United States Federal Income Tax Considerations" in the prospectus supplement.

WHAT IS THE ROLE OF SALOMON SMITH BARNEY HOLDINGS' SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Our subsidiary, Salomon Smith Barney Inc., is the agent for the offering and sale of the notes. After the initial offering, Salomon Smith Barney Inc. and/or other of our broker-dealer affiliates intend to buy and sell notes to create a secondary market for holders of the notes, and may engage in other activities described in the section "Plan of Distribution" in the accompanying prospectus supplement. However, neither Salomon Smith Barney Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Salomon Smith Barney Inc. will calculate the starting value, the periodic index level, the average monthly value, the index return, if any, and the index return amount, if any, on the maturity date and will determine whether a market disruption event has occurred. Potential conflicts of interest may exist between Salomon Smith Barney Inc. and you as a holder of the notes.

CAN YOU TELL ME MORE ABOUT SALOMON SMITH BARNEY HOLDINGS?

     Salomon Smith Barney Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Salomon Smith Barney Holdings' ratios of earnings to fixed charges (Salomon Smith Barney Holdings has no outstanding preferred stock) since 1997 are as follows:

                                                   NINE MONTHS
                                                      ENDED           YEAR ENDED DECEMBER 31,
                                                  SEPTEMBER 30,   --------------------------------
                                                      2002        2001   2000   1999   1998   1997
                                                  -------------   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges..............       1.58       1.34   1.32   1.46   1.11   1.17

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE NOTES?

     An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") or a plan that is subject to Section 4975 of the Internal Revenue Code, including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be "plan assets" under ERISA regulations, will be permitted to purchase, hold and dispose of the notes only on the condition that such plan or entity makes the deemed representation that its purchase, holding and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code. Government plans subject to any substantially similar law will also be subject to this condition.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this pricing supplement and "Risk Factors" in the accompanying prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2001, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 and (iii) Current Reports on Form 8-K filed on January 18, 2002, January 23, 2002, March 19, 2002, April 16, 2002, June 25, 2002, July 18, 2002, August
19, 2002 and October 17, 2002.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the Dow Jones EURO STOXX 50 Index, and other events that are difficult to predict and beyond our control.

THE INDEX RETURN AMOUNT PAYABLE ON THE MATURITY DATE MAY BE ZERO

     If the ending value of the Dow Jones EURO STOXX 50 Index for any reset period during the term of the notes is less than the starting value of the Dow Jones EURO STOXX 50 Index for that reset period, the value of the periodic capped return for that reset period will be less than zero. Because the index return used to determine the index return amount payable to you on the maturity date is based on the sum of the periodic capped returns for each of the reset periods (but will not be less than zero), the likelihood that the index return amount will be zero increases as the number of periodic capped return values that are negative increases and as the size of the decline in the value of the Dow Jones EURO STOXX 50 Index in any reset period increases. As demonstrated by some of the hypothetical examples in the section "Summary
Information -- Q&A -- Maturity Payment -- Hypothetical Examples" in this pricing supplement, the index return amount may be equal to zero even if the value of the Dow Jones EURO STOXX 50 Index increases during one or more reset periods during the term of the notes or, because of the effect of the periodic appreciation cap, if the value of the Dow Jones EURO STOXX 50 Index at maturity exceeds the value of the Dow Jones EURO STOXX 50 Index on the date the notes were priced.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The amount we will pay to you on the maturity date, together with the interest payments on the notes, may be less than the return you could have earned on other investments. Because the value of the Dow Jones EURO STOXX 50 Index as of each reset date during the term of the notes may be less than, equal to or only slightly greater than its value on the immediately preceding reset date or the date the notes are issued, and because of the effect of the appreciation cap, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed rate, non-callable debt security of Salomon Smith Barney Holdings of comparable maturity.

     In addition, any such return may not fully compensate you for any opportunity cost to you when inflation and other factors relating to the time value of money are taken into account.

THE INDICATIVE AND HISTORICAL PERFORMANCE OF THE DOW JONES EURO STOXX 50 INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE DOW JONES EURO STOXX 50 INDEX

     The indicative and historical performance of the Dow Jones EURO STOXX 50 Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Dow Jones EURO STOXX 50 Index. While the trading prices of the underlying stocks of the Dow Jones EURO STOXX 50 Index will determine the value of the index, it is impossible to predict whether the value of the index will fall or rise. Trading prices of the underlying stocks of the Dow Jones EURO STOXX 50 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or of a particular underlying stock.

BECAUSE OF THE PERIODIC CAPPED RETURN, YOUR POSITIVE RETURN ON THE NOTES MAY BE LESS THAN YOUR RETURN ON A SIMILAR INDEXED INSTRUMENT THAT IS DIRECTLY LINKED TO THE DOW JONES EURO STOXX 50 INDEX

     As a result of the periodic capped return, the notes provide less opportunity for equity appreciation than a direct investment in the stocks underlying the Dow Jones EURO STOXX 50 Index. The periodic capped return will operate to limit the portion of any appreciation in the value of the Dow Jones EURO STOXX 50 Index in which you will share to the first 4.5% of any increase during any reset period. If the value of the Dow Jones EURO STOXX 50 Index increases by more than 4.5% during any reset period during the term of the notes, your return on the notes will be less than your return on the underlying stocks or a similar security that was directly linked to the Dow Jones EURO STOXX 50 Index but was not subject to an appreciation cap. Furthermore, because the index return will equal the sum of the periodic capped returns for each reset period, your return on the notes may be significantly less than it would be if the index return were calculated based on a compounded value of the periodic capped returns for each reset period, and the maximum possible return on the notes will be less than it would be if the index return were calculated based on such a compounded value.

YOUR RETURN ON THE NOTES WILL NOT REFLECT THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED THE STOCKS UNDERLYING THE DOW JONES EURO STOXX 50 INDEX

     Your return on the notes will not reflect the return you would realize if you actually owned the stocks underlying the Dow Jones EURO STOXX 50 Index because STOXX calculates the Dow Jones EURO STOXX 50 Index by reference to the prices of stocks comprising the Dow Jones EURO STOXX 50 Index without taking into consideration the value of any dividends paid on those stocks.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN YOU ORIGINALLY INVEST

     We believe that the value of your notes will be affected by the supply of and demand for the notes, the value of the Dow Jones EURO STOXX 50 Index and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell your notes prior to maturity may be substantially less than the amount you originally invest if, at such time, the value of the Dow Jones EURO STOXX 50 Index is less than, equal to or not sufficiently above the value of the Dow Jones EURO STOXX 50 Index when you purchase the notes. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

     Value of the Dow Jones EURO STOXX 50 Index. We expect that the market value of the notes will likely depend substantially on the relationship between the value of the Dow Jones EURO STOXX 50 Index on the date the notes are priced for initial sale to the public and the future value of the Dow Jones EURO STOXX 50 Index. If you choose to sell your notes when the value of the Dow Jones EURO STOXX 50 Index exceeds the starting value, you may receive substantially less than the amount that would be payable at maturity based on that value of the Dow Jones EURO STOXX 50 Index because of the effect on the index return of previously determined periodic capped returns and expectations that the Dow Jones EURO STOXX 50 Index will continue to fluctuate between such time and the time when subsequent ending values of the Dow Jones EURO STOXX 50 Index are determined. If you choose to sell your notes when the value of the Dow Jones EURO STOXX 50 Index is below the value as of the date the notes are issued, you may receive less than your original investment. Because the index return is based on the sum of the periodic capped returns for each of the reset periods and will be reduced if the ending value of the Dow Jones EURO STOXX 50 Index for any reset period is less than the starting value of the Dow Jones EURO STOXX 50 Index for that reset period, the price at which you will be able to sell your notes prior to the maturity date may be less than the amount originally invested, even if the value of the Dow Jones EURO STOXX 50 Index when you sell your notes is equal to, or higher than, the value of the Dow Jones EURO STOXX 50 Index at the time you bought your notes. The effect of the current Dow Jones EURO STOXX 50 Index value on the market value of the notes will likely decrease significantly over time during the term of the notes because the periodic capped return (and thus a portion of the index return) will be determined on each reset date.

     Volatility of the Dow Jones EURO STOXX 50. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Dow Jones EURO STOXX 50 Index increases or decreases, the trading value of the notes may be adversely affected. The effect of the volatility of the Dow Jones EURO STOXX 50 Index on the market value of the notes will likely decrease significantly over time during the term of the notes because the periodic capped return (and thus a portion of the index return) will be determined on each reset date.

     Events involving the companies comprising the Dow Jones EURO STOXX 50 Index. General economic conditions and earnings results of the companies whose common stocks comprise the Dow Jones EURO STOXX 50 Index and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on those common stocks increase, the value of the notes may be adversely affected because the Dow Jones EURO STOXX 50 Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the common stocks decrease, the value of the notes may be favorably affected.

     Interest rates. We expect that the market value of the notes will be affected by changes in interest rates. In general, if interest rates increase, the value of the notes may decrease, and if interest rates decrease, the value of the notes may increase. Interest rates may also affect the economy and, in turn, the value of the Dow Jones EURO STOXX 50 Index, which (for the reasons discussed above) would affect the value of the notes. Rising interest rates may lower the value of the Dow Jones EURO STOXX 50 Index and, thus, the value of the notes. Falling interest rates may increase the value of the Dow Jones EURO STOXX 50 Index and, thus, the value of the notes.

     Salomon Smith Barney Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the value of the Dow Jones EURO STOXX 50 Index.

     In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

INVESTING IN SECURITIES THAT ARE INDEXED TO THE VALUE OF EUROPEAN STOCKS INVOLVES ADDITIONAL RISKS

     The underlying stocks that constitute the Dow Jones EURO STOXX 50 Index are listed on European stock exchanges. The European securities markets may be more volatile, and may be affected by market developments in different ways, than U.S. or other securities markets. Also, there is generally less publicly available information about European companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and European companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in Europe may be affected by political, economic, financial and social factors in Europe, including changes in a European country's government, economic and fiscal policies and currency exchange laws. Additionally, the relevant European economies may differ from the U.S. economy in respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

THERE MAY BE NO SECONDARY MARKET FOR THE NOTES

     The notes have been approved for listing on the American Stock Exchange under the symbol "SKB.A". However, there may not be a secondary market in the notes and, if there is a secondary market, it may not be liquid. Accordingly, the liquidity of the notes may be limited.

SALOMON SMITH BARNEY INC., AN AFFILIATE OF SALOMON SMITH BARNEY HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Because Salomon Smith Barney Inc., which is acting as the calculation agent for the notes, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE DOW JONES EURO STOXX 50 INDEX OR DERIVATIVE INSTRUMENTS RELATED TO THE INDEX BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS

     Salomon Smith Barney Holdings' affiliates, including Salomon Smith Barney Inc., may from time to time buy or sell the underlying stocks of the Dow Jones EURO STOXX 50 Index or derivative instruments relating to the index for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying stocks of the Dow Jones EURO STOXX 50 Index and, therefore, the Dow Jones EURO STOXX 50 Index.

     Salomon Smith Barney Inc. or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' other affiliates in connection with the sale of the notes and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE PAYMENTS YOU RECEIVE ON THE NOTES WILL LIKELY BE DELAYED OR REDUCED IN THE EVENT OF A BANKRUPTCY OF SALOMON SMITH BARNEY HOLDINGS

     If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of a holder of notes may be limited and any recovery will likely be substantially delayed.

                            DESCRIPTION OF THE NOTES

GENERAL

     The description in this pricing supplement of the particular terms of the Principal-Protected Notes Linked to the Dow Jones EURO STOXX 50 Index Due 2007 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered notes set forth in the accompanying prospectus and prospectus supplement.

INTEREST

     The notes will bear interest at the rate of 1.50% per annum, payable on March 20, June 20, September 20 and December 20 of each year, beginning on March 20, 2003. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. If an interest payment date is a day that is not a business day, any payment required to be made on the notes on that date, including the stated maturity date, may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of such delayed payment. At maturity, in addition to your initial principal, you will receive an index return amount as described below. The record date with respect to any interest payment date will be the date (whether or not a business day) immediately preceding the interest payment date.

PAYMENT AT MATURITY

     The notes will mature on December 20, 2007. The maturity payment per note will equal the sum of $1,000 for each $1,000 principal amount of notes and the index return amount, which will not be less than zero.

INDEX RETURN AMOUNT

     The index return amount will equal the product of:

                             $1,000 * Index Return

     The index return, which is presented in this pricing supplement as a percentage and which will not be less than zero, will equal the sum of the periodic capped returns for each reset period.

     The periodic capped return for any reset period (including the reset period ending at maturity) will equal the following fraction:

                         Ending Value - Starting Value
                        --------------------------------
                                 Starting Value

provided that the periodic capped return for any reset period will not in any circumstances be greater than 4.5%.

     Reset dates occur on the 13th day of each month, or the next succeeding index business day, commencing January 13, 2003 and ending on December 13, 2007. We refer to the period between any two consecutive reset dates as a reset period.

     The starting value for the initial reset period will be 2,429.42, the closing level of the Dow Jones EURO STOXX 50 Index on December 13, 2002, the date the notes were priced for initial sale to the public. The starting value for each subsequent reset period will equal the ending value with respect to the immediately preceding reset period.

     The ending value for any reset period means the closing value of the Dow Jones EURO STOXX 50 Index on the reset date at the end of the period or, if that reset date is not an index business day, the closing value on the immediately following index business day.

     If the ending value for any reset date is less than the starting value used for the computation of the periodic capped return for such reset date, then the periodic capped return for such reset date will be negative. However, the index return at maturity will not be less than zero (thus ensuring that the payment you receive on the maturity date will not be less than the amount of your original investment in the notes), nor can it be more than 270% (a maximum value that represents an increase of the Dow Jones EURO STOXX 50 Index of at least 4.5% in each reset period).

     If no closing value of the Dow Jones EURO STOXX 50 Index is available on any index business day because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the ending value of the Dow Jones EURO STOXX 50 Index will be the arithmetic mean, as determined by the calculation agent, of the value of the Dow Jones EURO STOXX 50 Index obtained from as many dealers in equity securities (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Dow Jones EURO STOXX 50 Index by the calculation agent in the event no such closing value is available may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring.

     An index business day means a day, as determined by the calculation agent, on which the Dow Jones EURO STOXX 50 Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the Dow Jones EURO STOXX 50 Index on such day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing value of the Dow Jones EURO STOXX 50 Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

     A market disruption event means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable European exchange, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the Dow Jones EURO STOXX 50 Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the Dow Jones EURO STOXX 50 Index or any successor index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Dow Jones EURO STOXX 50 Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Dow Jones EURO STOXX 50 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Dow Jones EURO STOXX 50 Index will be based on a comparison of the portion of the value of the Dow Jones EURO STOXX 50 Index attributable to that security relative to the overall value of the Dow Jones EURO STOXX 50 Index, in each case immediately before that suspension or limitation.

     The amount payable to you at maturity is dependent upon the performance of the Dow Jones EURO STOXX 50 Index during each of the reset periods, provided however, that the payment you receive at maturity will not be less than the amount of your original investment in the notes. The notes provide less opportunity for appreciation than a direct investment in the Dow Jones EURO STOXX 50 Index because the appreciation cap will operate to limit the portion of any appreciation in the value of the Dow Jones EURO STOXX 50 Index in which you will share to the first 4.5% of any increase in the value of the Dow Jones EURO STOXX 50 Index during any reset period, but not limit your exposure to any depreciation in the value of the Dow Jones EURO STOXX 50 Index during any given reset period. Because the index return is the sum of the periodic capped returns for each reset period over the term of the notes, any negative periodic capped return will reduce the index return. Furthermore, because the index return will equal the sum of the periodic capped returns for each reset period, your return on the notes may be significantly less than it would be if the index return were calculated based on a compounded value of the periodic capped returns for each reset period, and the maximum possible return on the notes will be less than it would be if the index return were calculated based on such a compounded value. Nevertheless, the payment to you at maturity will be at least equal to the amount of your initial investment in the notes.

DISCONTINUANCE OF THE DOW JONES EURO STOXX 50 INDEX

     If STOXX discontinues publication of the Dow Jones EURO STOXX 50 Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Dow Jones EURO STOXX 50 Index, then the ending value as of any succeeding reset date will be determined by reference to the value of that index, which we refer to as a "successor index".

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the notes.

     If STOXX discontinues publication of the Dow Jones EURO STOXX 50 Index and a successor index is not selected by the calculation agent or is no longer published on any reset date, the periodic index value to be substituted for the Dow Jones EURO STOXX 50 Index for that reset date will be a value computed by the calculation agent for that reset date in accordance with the procedures last used to calculate the Dow Jones EURO STOXX 50 Index prior to any such discontinuance.

     If STOXX discontinues publication of the Dow Jones EURO STOXX 50 Index prior to the determination of the index return amount and the calculation agent determines that no successor index is available at that time, then on each index business day until the earlier to occur of (a) the determination of the index return amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in computing the index return amount as described in the preceding paragraph as if such day were a reset date. The calculation agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to those values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones EURO STOXX 50 Index may adversely affect trading in the notes.

     If a successor index is selected or the calculation agent calculates a value as a substitute for the Dow Jones EURO STOXX 50 Index as described above, the successor index or value will be substituted for the Dow Jones EURO STOXX 50 Index for all purposes, including for purposes of determining whether an index business day or market disruption event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones EURO STOXX 50 Index may adversely affect the value of the notes.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Dow Jones EURO STOXX 50 Index or a successor index is changed in any material respect, or if the Dow Jones EURO STOXX 50 Index or a successor index is in any other way modified so that the value of the Dow Jones EURO STOXX 50 Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Dow Jones EURO STOXX 50 Index or the successor index as if the changes or modifications had not been made, and calculate the closing value with reference to the Dow Jones EURO STOXX 50 Index or the successor index. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50 Index or the successor index is modified so that the value of the Dow Jones EURO STOXX 50 Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Dow Jones EURO STOXX 50 Index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

HYPOTHETICAL RETURNS

     For a presentation of the index return on the notes according to various hypothetical returns on the Dow Jones EURO STOXX 50 Index, see the examples set forth in this pricing supplement under the heading "Summary
Information -- Q&A -- Maturity Payment -- Hypothetical Examples" beginning on page PS-4.

     The examples are for purposes of illustration only. The actual index return amount will depend on the starting value and the actual ending value as of any reset date determined by the calculation agent as provided in this pricing supplement. Indicative and historical value data regarding the Dow Jones EURO STOXX 50 Index are included in this pricing supplement under "Description of the Dow Jones EURO STOXX 50 Index -- Indicative and Historical Data on the Dow Jones EURO STOXX 50 Index."

PAYING AGENT, TRUSTEE AND CUSIP

     Citibank, N.A. will serve as paying agent and registrar for the notes and will also hold the global security representing the notes as custodian for DTC. Bank One Trust Company, N.A., as successor trustee under an indenture dated as of December 1, 1988, as amended from time to time, will serve as trustee for the notes.

     The CUSIP number for the notes is 79548E KD 3.

CALCULATION AGENT

     The calculation agent for the notes will be Salomon Smith Barney Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Salomon Smith Barney Holdings and the holders of the notes. Because the calculation agent is an affiliate of Salomon Smith Barney Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the notes. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                DESCRIPTION OF THE DOW JONES EURO STOXX 50 INDEX

GENERAL

     STOXX, a joint venture between Deutsche Borse AG, Dow Jones and the SWX Swiss Exchange, constructed the Dow Jones EURO STOXX 50 Index to have an initial value of 1000 on December 31, 1991 and designed it to measure the stock market performance of highly-capitalized companies of countries that were expected to participate in the EMU. The Dow Jones EURO STOXX 50 Index represents the performance of 50 companies representing the market sector leaders in Belgium, Finland, France, Germany, Italy, The Netherlands, and Spain.

     STOXX selects the companies included in the calculation of the Dow Jones EURO STOXX 50 Index. The companies that are included in the Dow Jones EURO STOXX 50 Index are representative of the broad market in the EMU and of a wide array of European industries including the following: automobile; food and beverage; banking; industrial; chemical; insurance conglomerates; media; consumer goods; pharmaceutical; retail; construction; technology; energy; telecommunications; financial services and utility. The Supervisory Board of STOXX is responsible for adding and deleting companies from the Dow Jones EURO STOXX 50 Index. STOXX reviews the Dow Jones EURO STOXX 50 Index annually, and accordingly, will add or delete stocks pursuant to its review procedures. See Appendix A to this pricing supplement for a list of the stocks comprising the Dow Jones EURO STOXX 50 Index as of December 13, 2002.

     The Dow Jones EURO STOXX 50 Index is a capitalization-weighted index. The number of shares outstanding in each class of stock and the share price are used to determine each component company's market capitalization. No company is permitted to comprise more than 10% of the value of the index. If any company exceeds 10% of the value of the index, STOXX will cap that company's representation in the index at 10% and adjust the relative representation of the remaining component stocks so that they represent 90% of the value of the index. In order to avoid distortions, changes in the index for dividends, stock splits, rights offerings, spin-offs, repurchases and the like are made on a quarterly basis, unless the number of outstanding shares of a component company changes by more than 10%, in which case the adjustment is made immediately.

     According to STOXX, as of September 30, 2002, the market capitalization of the 50 companies included in the Dow Jones EURO STOXX 50 Index ranged from a high of $93.10 billion to a low of $2.70 billion. The ten companies with the highest weighting in the Dow Jones EURO STOXX 50 Index represented 44.64% of the index, while the ten companies with the smallest weighting represented 6.62% of the index. As of September 30, 2002, the seven countries that are represented in the index account for the following approximate percentages: (1) Belgium, 1.52%;
(2) Finland, 6.00%; (3) France, 32.30%; (4) Germany, 20.49%; (5) Italy, 11.10%;
(6) The Netherlands, 18.80%; and (7) Spain, 9.78%.

     THE DOW JONES EURO STOXX 50 INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE INDEX RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

COMPUTATION OF THE DOW JONES EURO STOXX 50 INDEX

     The Dow Jones EURO STOXX 50 Index is currently calculated by (i) multiplying the per share price of each underlying security by the number of outstanding shares (and, if the stock is not quoted in euro, then multiplied by the country currency and an exchange factor which reflects the exchange rate between the country currency and the euro); (ii) calculating the sum of all these products (this sum being the "Index Aggregate Market Capitalization"); and
(iii) dividing the Index Aggregate Market Capitalization by a divisor which represents the Index Aggregate Market Capitalization on December 31, 1991, and which can be adjusted to allow changes in the issued share capital of individual underlying securities, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits, to be made without distorting the Dow Jones EURO STOXX 50 Index. Because of this capitalization weighting, movements in share prices of the underlying securities of companies with relatively greater market capitalization will have a greater effect on the value of the entire Dow Jones EURO STOXX 50 Index than will movements of the same amount in share prices of the underlying securities of companies with relatively smaller market capitalization.

     The composition of the Dow Jones EURO STOXX 50 Index is reviewed annually, and changes are implemented on the third Friday in September of each year, using market data from the end of July of that year as the basis for the review process. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made to ensure that the Dow Jones EURO STOXX 50 Index includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made entirely by STOXX without consultation with the companies represented in the Dow Jones EURO STOXX 50 Index. The Dow Jones EURO STOXX 50 Index is also reviewed on an ongoing basis, and change in the composition of the Dow Jones EURO STOXX 50 Index may be necessary if there have been extraordinary events for one of the issuers of the underlying securities, e.g., delisting, bankruptcy, merger or takeover. In these cases, the event is taken into account as soon as it is effective. The underlying securities may be changed at any time for any reason.

INDICATIVE AND HISTORICAL DATA ON THE DOW JONES EURO STOXX 50 INDEX

     The following table sets forth the indicative value of the Dow Jones EURO STOXX 50 Index at the end of each month in the period from January 1997 through February 1998 and historical closing values of the Dow Jones EURO STOXX 50 Index on the last index business day of each month from March 1998 to November 2002. These indicative and historical data on the Dow Jones EURO STOXX 50 Index are not necessarily representative of the future performance of the Dow Jones EURO STOXX 50 Index or what the value of the notes may be. Any indicative or historical upward or downward trend in the value of the Dow Jones EURO STOXX 50 Index during any period set forth below is not an indication that the Dow Jones EURO STOXX 50 Index is more or less likely to increase or decrease at any time during the term of the notes.

                                            1997      1998      1999      2000      2001      2002
                                           -------   -------   -------   -------   -------   -------
January..................................  2005.36   2676.03   3547.15   4684.48   4779.90   3670.26
February.................................  2077.22   2878.04   3484.24   5182.62   4318.88   3624.74
March....................................  2137.28   3153.32   3559.86   5249.55   4185.00   3784.05
April....................................  2164.68   3120.94   3757.87   5303.95   4525.01   3574.23
May......................................  2220.86   3357.77   3629.46   5200.89   4426.24   3425.79
June.....................................  2398.41   3406.82   3788.66   5145.35   4243.91   3133.39
July.....................................  2674.83   3480.63   3638.62   5122.80   4091.38   2685.79
August...................................  2407.58   2978.12   3769.14   5175.12   3743.97   2709.29
September................................  2581.36   2670.97   3669.71   4915.18   3296.66   2204.39
October..................................  2331.25   2887.11   3922.91   5057.46   3478.63   2518.99
November.................................  2423.74   3179.09   4314.38   4781.43   3658.27   2656.85
December.................................  2531.99   3342.32   4904.46   4772.39   3806.13

     The following table sets forth the indicative closing values of the Dow Jones EURO STOXX 50 Index on the last index business day of December from 1991 to 1997 and the historical closing values on the last index business day of December from 1998 to 2001 as published by STOXX. The indicative and historical performance of the Dow Jones EURO STOXX 50 Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Dow Jones EURO STOXX 50 Index will not decline (or increase insufficiently) and thereby reduce or eliminate the index return amount.

          YEAR END CLOSING VALUE OF THE DOW JONES EURO STOXX 50 INDEX

                                                              YEAR END
                                                              CLOSING
YEAR                                                           VALUE
----                                                          --------
1991........................................................  1,000.00
1992........................................................  1,033.51
1993........................................................  1,433.34
1994........................................................  1,320.59
1995........................................................  1,506.82
1996........................................................  1,850.32
1997........................................................  2,531.99
1998........................................................  3,342.32
1999........................................................  4,904.46
2000........................................................  4,772.39
2001........................................................  3,806.13

     The closing value of the Dow Jones EURO STOXX 50 Index on December 13, 2002 was 2,429.42.

INDICATIVE AND HISTORICAL CLOSING VALUES

     The following graph illustrates the indicative historical performance of the Dow Jones EURO STOXX 50 Index based on the closing value on the last index business day of each month from December 1991 through February 1998 and historical closing values of the Dow Jones EURO STOXX 50 Index on the last index business day of each month from March 1998 to November 2002. Past movements of the Dow Jones EURO STOXX 50 Index are not indicative of future Dow Jones EURO STOXX 50 Index values.

     DOW JONES EURO STOXX 50 INDEX INDICATIVE AND HISTORICAL CLOSING VALUES

                                    [GRAPH]

LICENSE AGREEMENT

     STOXX and Dow Jones and an affiliate of Salomon Smith Barney Holdings have entered into a non-exclusive license agreement providing for the license to Salomon Smith Barney Holdings, in exchange for a fee, of the right to use indices owned and published by STOXX and Dow Jones in connection with certain securities, including the notes.

     The license agreement provides that the following language must be stated in this pricing supplement.

     STOXX and Dow Jones have no relationship to Salomon Smith Barney Holdings, other than the licensing of the use of the Dow Jones EURO STOXX 50 Index and the related trademarks as the case may be for use in connection with the calculation of the notes.

     STOXX and Dow Jones do not:

     - sponsor, endorse, sell or promote the notes;

     - make investment recommendations that any person invest in the notes or any other securities;

     - have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;

     - have any responsibility or liability for the administration, management or marketing of the notes; or

     - consider the notes or the owner of the notes in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so.

     NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN AND NEITHER STOXX NOR DOW JONES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY SALOMON SMITH BARNEY HOLDINGS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER DOW JONES NOR STOXX MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES OR STOXX HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     The license agreement is solely for the benefit of Salomon Smith Barney Holdings and its affiliates, Dow Jones and STOXX and not for the benefit of the owners of the notes or any other third parties.

     All disclosures contained in this pricing supplement regarding the Dow Jones EURO STOXX 50 Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by STOXX and Dow Jones. None of Salomon Smith Barney Holdings, Salomon Smith Barney Inc., the paying agent or the trustee assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a note who purchases the note at original issuance. This summary supplements, and should be read in conjunction with, the section entitled "United States Federal Income Tax Considerations" in the prospectus supplement.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding the notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the prospectus supplement.

TAX CHARACTERIZATION OF THE NOTES

     Salomon Smith Barney Holdings will treat each note for United States federal income tax purposes as a single debt instrument issued by Salomon Smith Barney Holdings that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a note, agrees to this treatment of the note and to report all income (or loss) with respect to the note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

UNITED STATES HOLDERS

     Taxation of Interest. A United States holder (as such term is defined in the prospectus supplement) of a note will recognize income (or loss) on a note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deductions with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 3.688% (the "comparable yield"). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a note will be assumed to be entitled to receive, in respect of each note, a payment of $1,117.42 at maturity (the "Projected Payment Amount") in addition to a payment of $3.75 per quarter during the term of the note. The Projected Payment Amount is calculated as the amount required to produce the comparable yield, taking into account the note's issue price and stated interest.

     The comparable yield and the Projected Payment Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Salomon Smith Barney Holdings with respect to the actual yield of or payment to be made in respect of a note. The comparable yield and the Projected Payment Amount do not necessarily represent Salomon Smith Barney Holdings' expectations regarding such yield or the amount of such payment.

     Each note will be issued at par. However, there will be original issue discount for United States federal income tax purposes ("Tax OID") because a United States holder must accrue income at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a United States holder of a note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the note for all days during the taxable year that the United States holder owns the note. As a result, a United States holder of a note will be required to include in taxable income each year amounts in respect of Tax OID accruing on a note in excess of stated interest on the note.

     The daily portions of Tax OID on a note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a note at the beginning of the accrual period by the comparable yield of a note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods. Based upon the comparable yield, if a United States holder that employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the note for each of the following periods: $1.1115 in 2002; $36.9040 in 2003; $37.8120 in 2004; $38.5470 in 2005; $39.4122 in 2006; and $39.0947 in 2007.

     Disposition of the Notes. When a United States holder sells, exchanges or otherwise disposes of a note (including upon repayment of the note at maturity) (a "disposition"), the United States holder's gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the note and the United States holder's tax basis in the note. A United States holder's tax basis (i.e., adjusted cost) in a note will be equal to the United States holder's original purchase price for such note, plus any Tax OID accrued by the United States holder.

     If the amount received on the note at maturity exceeds the Projected Payment Amount, the United States holder will be required to include such excess in income as ordinary income. Alternatively, if the amount received at maturity is less than the Projected Payment Amount, the difference between the Projected Payment Amount and the amount received at maturity will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the note for the taxable year in which maturity occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss to the extent of the United States holder's previous Tax OID inclusions with respect to the note.

     Any gain realized by a United States holder on a disposition (other than repayment of a note at maturity) will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

     An individual United States holder generally will be allowed a deduction for any ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such note for more than one year, and a short-term capital loss in other cases.

     Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular United States holder of notes. In addition, United States holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the notes.

NON-UNITED STATES HOLDERS

     Under current United States federal income tax law, withholding of United States federal income tax will not apply to a payment on a note to a holder that is not a United States holder (a "non-United States bolder"), provided that (1) the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Salomon Smith Barney Holdings entitled to vote and is not a controlled foreign corporation related to Salomon Smith Barney Holdings through stock ownership and (2) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-United States holder.

     A non-United States holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

     Notwithstanding the above, a non-United States holder that is subject to United States federal income taxation on a net income basis generally will be taxable under the same rules that govern the taxation of a United States holder receiving or accruing interest on a note or recognizing gain or loss on the sale, exchange, retirement or other taxable disposition of a note. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

     United States information reporting requirements and backup withholding tax will not apply to payments on a note if the beneficial owner (1) certifies its non-United States status under penalties of perjury or satisfies documentary evidence requirements for establishing that it is a non-United States person, or
(2) otherwise establishes an exemption.

     Information reporting requirements will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker, provided that such broker derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States, is not a controlled foreign corporation for United States federal income tax purposes; and is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States holders or is engaged in the conduct of a United States trade or business.

     Backup withholding tax will not apply to the payment of the proceeds of the sale of a note effected outside the United States by a foreign office of any broker. However, information reporting requirements will be applicable to such payment unless (1) such broker has documentary evidence in its records that the beneficial owner is a non-United States person and other conditions are met or
(2) the beneficial owner otherwise establishes an exemption. Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a note by the U.S. office of a broker, unless the beneficial owner certifies its non-United States person status under penalties of perjury or otherwise establishes an exemption.

     For purposes of applying the above rules for non-United States holders to an entity that is treated as fiscally transparent, such as a partnership or trust, the beneficial owner means each of the ultimate beneficial owners of the entity.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain fiduciary requirements with respect to "employee benefit plans" (as defined in Section 3(3) of ERISA) that are subject to the fiduciary responsibility provisions of ERISA ("Plans") and on persons who are fiduciaries with respect to such Plans. Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan or of a plan described in Section 4975(e)(1) of the Code (including individual retirement accounts, individual retirement annuities and Keogh plans) that are subject to
Section 4975 of the Code (also, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Governmental plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code.

     Salomon Smith Barney Holdings, directly or through its affiliates, may be considered a party in interest or a disqualified person with respect to Plans. The purchase and holding of the notes by a Plan (or any other entity whose assets include plan assets that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code) and with respect to which Salomon Smith Barney Holdings or any of its affiliates is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired and held pursuant to and in accordance with an applicable exemption. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, depending in part on the type of Plan fiduciary making the decision to acquire the notes and the circumstances under which such decision is made, Included among these exemptions are Prohibited Transaction Class Exemption ("PTCE") 84-14 (for certain transactions engaged in by an independent qualified professional asset manager), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (for certain transactions involving insurance company general accounts) and PTCE 96-23 (for certain transactions engaged in by an in-house asset manager).

     By its purchase of the notes, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of the notes through and including the date of disposition of such notes either (i) that it is not a Plan, a government plan or an entity the assets of which are deemed to be "plan assets" under ERISA regulations, or (ii) that the acquisition, holding and disposition of the notes by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code (or, in the case of a governmental plan, substantially similar law) unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied. Any plans or other entities whose assets include plan assets subject to ERISA, Section 4975 of the Code or substantially similar federal, state or local law should consult their advisors and/or counsel.

                                   APPENDIX A
        LIST OF SECURITIES COMPRISING THE DOW JONES EURO STOXX 50 INDEX

     The following is a list of companies whose stocks comprised the Dow Jones EURO STOXX 50 Index as of December 13, 2002.

FRANCE
 1.    AIR LIQUIDE
 2.    ALCATEL SA
 3.    AVENTIS SA
 4.    AXA
 5.    BNP PARIBAS
 6.    CARREFOUR SA
 7.    FRANCE TELECOM
 8.    GROUPE DANONE
 9.    SOCIETE GENERALE
10.    LAFARGE SA
11.    L'OREAL SA
12.    LVMH MOET HENNESSY LOUIS VUITTON SA
13.    CIE DE SAINT-GOBAIN
14.    SANOFI SYNTHELABO SA
15.    SUEZ SA
16.    TOTAL FINA ELF SA
17.    VIVENDI UNIVERSAL SA
GERMANY
 1.    ALLIANZ AG
 2.    BASF AG
 3.    BAYER AG
 4.    BAYERISCHE HYPO-UND VEREINSBANK AG
 5.    DAIMLERCHRYSLER AG
 6.    DEUTSCHE BANK AG
 7.    DEUTSCHE TELEKOM AG
 8.    E.ON AG
 9.    MUENCHENER RUECKVERSICHERUNGS AG
10.    RWE AG
11.    SIEMENS AG
12.    VOLKSWAGEN AG
ITALY
 1.    ASSICURAZIONI GENERALI SPA
 2.    ENEL SPA
 3.    ENI-ENTE NAZIONALE IDROCARBURI SPA
 4.    SANPAOLO IMI SPA
 5.    TELECOM ITALIA SPA
 6.    TIM SPA
 7.    UNICREDITO ITALIANO SPA
THE NETHERLANDS
 1.    ABN AMRO HOLDING NV
 2.    AEGON NV
 3.    KONINKLIJKE AHOLD NV
 4.    KONINKLIJKE PHILIPS ELECTRONICS NV
 5.    ING GROEP NV
 6.    ROYAL DUTCH PETROLEUM
 7.    UNILEVER NV
SPAIN
 1.    BANCO BILBAO VIZCAYA ARGENT SA
 2.    BANCO SANTANDER CENTRAL HISPANO SA
 3.    ENDESA SA
 4.    REPSOL YPF SA
 5.    TELEFONICA SA
BELGIUM
 1.    FORTIS
FINLAND
 1.    NOKIA OYJ

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     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.
                               ------------------
                               TABLE OF CONTENTS

                                           PAGE
                                           ----
               PRICING SUPPLEMENT
Summary Information -- Q&A...............   PS-2
Incorporation of Certain Documents by
  Reference..............................  PS-12
Risk Factors Relating to the Notes.......  PS-13
Description of the Notes.................  PS-17
Description of the Dow Jones EURO STOXX
  50 Index...............................  PS-21
Certain United States Federal Income Tax
  Considerations.........................  PS-25
ERISA Matters............................  PS-28
Appendix A: List of Securities Comprising
  the Dow Jones EURO STOXX 50 Index......    A-1
             PROSPECTUS SUPPLEMENT
Risk Factors.............................    S-3
Important Currency Information...........    S-6
Description of the Notes.................    S-7
United States Federal Income Tax
  Considerations.........................   S-31
Plan of Distribution.....................   S-38
Legal Matters............................   S-39
                   PROSPECTUS
Prospectus Summary.......................      2
Forward-Looking Statements...............      6
Salomon Smith Barney Holdings Inc........      7
Use of Proceeds and Hedging..............      8
Ratio of Earnings to Fixed Charges.......      9
European Monetary Union..................     10
Description of Debt Securities...........     11
Description of Index Warrants............     18
Book-Entry Procedures and Settlement.....     21
Limitations on Issuances in Bearer
  Form...................................     22
Plan of Distribution.....................     23
ERISA Matters............................     25
Legal Matters............................     25
Experts..................................     25

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                                 SALOMON SMITH
                              BARNEY HOLDINGS INC.
                               MEDIUM-TERM NOTES
                                 $25,000,000.00
                           PRINCIPAL-PROTECTED NOTES
                                 LINKED TO THE
                                   DOW JONES
                              EURO STOXX 50 INDEX

                             DUE DECEMBER 20, 2007
                       ($1,000 PRINCIPAL AMOUNT PER NOTE)
                                  ------------
                               PRICING SUPPLEMENT

                               DECEMBER 13, 2002
                     (INCLUDING PROSPECTUS SUPPLEMENT DATED
                       MARCH 1, 2001 AND PROSPECTUS DATED
                               FEBRUARY 23, 2001)
                                  ------------

                              SALOMON SMITH BARNEY
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